SUB-ITEM 77Q3

AIM Tax Exempt Cash Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 3/31/2009
File number: 811-7890
Series No.:  3


72DD  1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                        $ 295
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class Y                        $  39
        Investor Class                 $ 155


73A   1 Dividends from net invesment income
        Class A                       0.0106
      2 Dividends for a second class of open end company shares
        Class Y                       0.0027
        Investor Class                0.0113


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                       18,852
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class Y                       11,169
        Investor Class                12,651


74V.  1 Net asset value per share (to nearest cent)
        Class A                       $ 1.00
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class Y                       $ 1.00
        Investor Class                $ 1.00